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What is happening to ING Emerging Countries Fund?

The Fund and the Adviser wish to retain the services of ING Investment Management Advisors B.V. (“IIMA”) as the sub-adviser to the Fund. At a meeting on March 27, 2008, the Board approved the appointment of IIMA as the sub-adviser to the Fund. If the Proposal is approved by shareholders, the Proposed Sub-Advisory Agreement is expected to become effective on or about November 7, 2008.

On March 27, 2008, the Board terminated the Fund’s sub-advisery agreement with Brandes Investment Partners L.P. (“Brandes”), effective June 10, 2008. The Board also approved an interim sub-advisory agreement for the Fund between ING Investments and IIMA (the “Interim Agreement”), effective on June 10, 2008, for a 150-day period or until shareholder approval of the Proposed Sub-Advisory Agreement is obtained. IIMA currently manages the Fund pursuant to the Interim Agreement.

How will the Proposal, if approved, affect the management of the Fund?

As discussed above, the day-to-day management of the Fund’s portfolio is currently provided by IIMA pursuant to the Interim Agreement. If the Proposed Sub-Advisory Agreement is approved, IIMA would continue to serve as sub-adviser to the Fund and provide the day-to-day management of the Fund’s portfolio. ING Investments would be the adviser of the Fund.

Why is ING removing Brandes as sub-adviser to the Fund?

The Board’s primary consideration in taking this action was the investment performance of the Fund during the period that Brandes had served as sub-adviser in relation to the Fund’s benchmark and peer group.

What was the process of selecting IIMA as the sub-adviser to the Fund?

At the January 31, 2008 Board meeting, the Board requested that management perform a search for a replacement sub-adviser. In reviewing potential sub-advisers, management considered a number of factors that were relevant to the addition of a new sub-adviser to the Fund.

Each potential sub-adviser had to meet fundamental requirements regarding experience and reputation to merit consideration. Beyond this, ING Investments focused on each potential sub-adviser’s investment process, investment performance, and price. Given the challenges presented by the capacity constraints in the emerging market equity space, a key criterion for consideration was the ability for a new sub-adviser to provide adequate capacity to allow for future growth. ING Investments determined that IIMA possesses the right mix of attributes to manage the Fund, and therefore recommended IIMA to the Board as the new sub-adviser to the Fund.

Who is IIMA?

IIMA is a Netherlands corporation. It has its principal offices at Prinses Beatrixlaan 15, 2595 AK The Hague, the Netherlands. IIMA became an investment advisory company in 1991. Organized in 1896, IIMA is registered as an investment adviser with the SEC. It is an indirect, wholly-owned subsidiary of ING Groep and is an affiliate of ING Investments.

Who will manage the Fund?

The day-to-day management of the Fund will be performed by the following team of investment professionals:

Jan-Wim Derks, Director, Global Emerging Markets Equities

From the start of his career in 1984, Mr. Derks has held positions in the asset management industry. He started at NIBE in Amsterdam, which is a financial industry association providing research and training to its members, where he was responsible for security products and courses. After two years, he left to work for ABN AMRO, where he was director of Latin American Equities for 5 years. In 1997, he joined ING Investment Management where he became director of the Global Emerging Market (the “GEM”) team, which means he is responsible for the Global Emerging Market Equity portfolios and coordinates the research efforts of the multi-site team. Mr. Derks holds a degree in Economics from Tilburg University and has a VBA degree, which is the Dutch equivalent to the Chartered Financial Analyst (“CFA”) designation.

Roberto Lampl, Senior Investment Manager, Emerging Markets Equities

Mr. Lampl started his career in 1993 at ABN AMRO in Amsterdam. Initially, he held positions in the Corporate Finance and Origination Emerging Markets departments. In 1997, he joined the Asset Management Division as a co-portfolio manager of the GEM equity fund, with a special focus on Latin America. In August 2001, Mr. Lampl moved to New York to work for ABN AMRO’s Latin American Debt Markets Department. In 2003, he returned to the Netherlands and joined FMO, the Netherlands Development Finance Corporation, to focus on capital markets, mezzanine financing and loan syndication transactions in Latin America. In October 2004, he joined the GEM team in The Hague. Mr. Lampl received a Bachelor of Arts from Boston University. He later obtained an MBA from Babson College. He is a level 3 candidate for the CFA designation.

Michiel Bootsma, Senior Investment Manager, Emerging Markets Equities

Mr. Bootsma holds a degree in Economics from the Erasmus Universiteit Rotterdam (1997) and a VBA (the Dutch equivalent of the CFA designation) (2000). He started to work for ING Investment Management in 1997 as Portfolio Manager-Regional

Please take the time to read the Proxy Statement when it becomes available because it covers matters that are important to the Fund and to you as a shareholder. The Fund files reports, proxy materials and other information with the SEC. Such materials are available in the EDGAR Database on the SEC’s internet site at http://www.sec.gov. You can also obtain copies of the proxy (when available), the Fund’s prospectus, statement of additional information, semi-annual report, and annual report, upon request, without charge, by writing to the ING Funds, 7337 East Doubletree Ranch Road, Scottsdale, Arizona, 85258-2034, Attention: Literature Fulfillment, or by calling (800) 992-0180.

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Management Europe. Since 2000, he has been a member of the GEM team. As of January 1, 2005, he is responsible for stock selection in the Asian region. Prior to covering Asia, Mr. Bootsma was responsible for the EMEA region (Emerging Europe, Middle East and Africa). Part of his role is to maintain strong ties with ING IIM’s local network in Asia, including the regional office in Hong Kong.

Are there changes to the investment strategy of the Fund?

Yes, there are changes to the Fund’s investment strategies in order to incorporate IIMA’s investment style. In particular, in determining the securities in which it will invest, the Fund would no longer apply Brandes’ technique of selecting securities believed to be selling at a significant discount to their true worth. Instead, IIMA will use an active approach of bottom-up fundamental analysis supported by top-down macro-economic analysis and quantitative screening. The Fund’s investment objective will continue to be long-term capital appreciation.

Where can I learn more about IIMA and the Fund?

Please refer to ING Emerging Countries Fund prospectus or the supplement filing dated June 10, 2008.

What is the Fund’s benchmark?

The Fund’s benchmark will remain the MSCI Emerging Markets (EM) Index. The MSCI EM Index is an unmanaged index that measures the performance of securities listed on exchanges in developing nations throughout the world. Investors cannot invest directly in an index.

What are the Fund’s principal risks?

You could lose money on an investment in the Fund. The key risks of investing in the Fund are described below. Certain risks are different following the changes to the Fund’s investment strategy. The Fund’s investment strategy under Brandes focused on securities believed to be selling at a significant discount to their true worth. Under the new investment strategy, IIMA seeks to identify companies believed to have good earnings growth prospects and return potential, considering measures including earnings growth prospects and valuation. However, the Fund may not benefit to the same extent as it would have under the Brandes investment strategy if value securities perform well. The quantitative models used by the IIMA also present different risks than the investment selection process used by Brandes. Finally, under the new investment strategy, the Fund may engage in frequent and active trading of portfolio securities; as a result, Portfolio Turnover risk may be greater under the new investment strategy.

These risks, along with other principal risks, include, but are not limited to, the following:

Foreign Investing – Foreign investments may be riskier than U.S. investments for many reasons, including: changes in currency exchange rates; unstable political, social and economic conditions; a lack of adequate or accurate company information; differences in the way securities markets operate; less secure foreign banks or securities depositories than those in the U.S.; less standardization of accounting standards and market regulations in certain foreign countries; and varying foreign controls on investments. Foreign investments may also be affected by administrative difficulties, such as delays in clearing and settling transactions. Additionally, securities of foreign companies may be denominated in foreign currencies. Exchange rate fluctuations may reduce or eliminate gains or create losses. Hedging strategies intended to reduce this risk may not perform as expected. ADRs, EDRs and GDRs are subject to risks of foreign investments, and they may not always track the price of the underlying foreign security. These factors may make foreign investments more volatile and potentially less liquid than U.S. investments. Because the Fund invests in countries with emerging securities markets, the risks of foreign investing may be greater, as these countries may be less politically and economically stable than other countries. It may also be more difficult to buy and sell securities in countries with emerging securities markets.

Emerging Markets Risk - The Fund is subject to emerging markets risk. Emerging market countries are generally defined as countries in the initial stage of their industrialization cycles with low per capita income. Investments in emerging market countries present risks in a greater degree than, and in addition to, those presented by investment in foreign issuers in general as these countries may be less politically and economically stable than other countries. A number of emerging market countries restrict, to varying degrees, foreign investment in stocks. Repatriation of investment income, capital, and proceeds of sales by foreign investors may require governmental registration and/or approval in some emerging market countries. A number of the currencies of developing countries have experienced significant declines against the U.S. dollar from time to time, and devaluation may occur after investments in those currencies by the Fund. Inflation and rapid fluctuations in inflation rates have had, and may continue to have, negative effects on the economies and securities markets of certain emerging market countries.

It may be more difficult to buy and sell securities in emerging market countries as many of the emerging securities markets are relatively small, have low trading volumes, suffer periods of relative illiquidity, and are characterized by significant price volatility. There is a risk in emerging market countries that a future economic or political crisis could lead to: price controls; forced mergers of companies; expropriation or confiscatory taxation; seizure; nationalization; foreign exchange controls that restrict the transfer of currency from a given country; or creation of government monopolies.

Price Volatility - The value of the Fund changes as the prices of its investments go up or down. Equity securities face market, issuer and other risks, and their values may fluctuate, sometimes rapidly and unpredictably. Market risk is the risk that securities may decline in value due to factors affecting securities markets generally or particular industries. Issuer risk is the risk that the value of a security may decline for reasons relating to the issuer such as changes in the financial condition of the issuer. While equities may offer the potential for greater long-term growth than most debt securities, they generally have higher volatility.

The Fund may invest in small-and mid-sized companies, which may be more susceptible to price volatility than larger companies because they typically have fewer financial resources, more limited product and market diversification and may be dependent on a few key managers.

Investment Models Risk - The proprietary models used by IIMA to evaluate securities or securities markets are based on the Sub-Adviser’s understanding of the interplay of market factors and do not assure successful investment. The markets, or the price of individual securities, may be affected by factors not foreseen in developing the models.

FOR INSTITUTIONAL PUBLIC USE ONLY. Not to be used with the general public under any circumstances.

Convertible Securities - The value of convertible securities may fall when interest rates rise. Convertible securities with longer maturities tend to be more sensitive to changes in interest rates usually making them more volatile than convertible securities with shorter maturities. The Fund could lose money if the issuer of a convertible security is unable to meet its financial obligations or goes bankrupt.

Inability To Sell Securities - Convertible securities, securities of smaller and mid-sized companies and securities of companies located in countries with emerging securities markets usually trade in lower volume and may be less liquid than other investments and securities of companies located in larger, more established markets. The Fund could lose money if it cannot sell a security at the time and price that would be most beneficial to the Fund.

Securities Lending - There is the risk that when lending portfolio securities, the securities may not be available to the Fund on a timely basis and it may lose the opportunity to sell the securities at a desirable price. Engaging in securities lending could have a leveraging effect which may intensify the market risk, credit risk and other risks associated with investments in the Fund.

Portfolio Turnover - A high portfolio turnover rate involves greater expenses to the Fund including brokerage commissions and other transaction costs, which may have an adverse impact on performance, and is likely to generate more taxable short-term gains for shareholders.

Other Investment Companies - The main risk of investing in other investment companies is the risk that the value of the underlying securities might decrease. Because the Fund may invest in other investment companies, you will pay a proportionate share of the expenses of that other investment company (including management fees, administration fees and custodial fees) in addition to the expenses of the Fund.

What are the changes to the Fund’s fee structure due to the appointment of IIMA as sub-adviser?

ING Investments, LLC has contractually agreed to waive a portion of the advisory fee for ING Emerging Countries Fund. The advisory fee waiver for the Fund would be (0.14)%.

This advisory fee waiver will continue through at least May 28, 2009. There is no guarantee that this waiver will continue after that date. This agreement will only renew if ING Investments, LLC elects to renew it.

	Gross	Net
Class A	1.99	1.75
Class B	2.64	2.50
Class C	2.64	2.50
Class I	1.56	1.42
Class Q	1.81	1.67
Class W	1.64	1.50

There are two types of fees and expenses when you invest in mutual funds: fees including sales charges, you pay directly when you buy or sell shares, and operating expenses paid each year by a Fund. Actual expenses paid by the Fund may vary from year to year.

Expense Ratio reflects the Fund’s estimated operating expenses as a percentage of average daily net assets. These estimated expenses are based on the Fund’s actual operating expenses for its most recently completed fiscal year as adjusted for contractual changes, if any, and fee waivers to which ING Investments, the investment adviser to the Fund, has agreed.

For more complete information, or to obtain a prospectus on any ING Fund, please call ING Funds Distributor, LLC at (800) 334-3444 or log on to www.ingfunds.com. The prospectus should be read carefully before investing. Consider the fund’s investment objectives, risks, and charges and expenses carefully before investing. The prospectus contains this information and other information about the fund. Not all funds are available for sale at all firms.

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